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                                           Bancorp Hawaii, Inc.
                   Exhibit 11 - Statement Regarding Computation of Per Share Earnings
                                      Nine Months Ended September 30

                                                                     Fully
                                                   Primary          Diluted
                                                  -----------     ------------

        1996
        ----
        Net Income                                $98,651,000      $98,651,000
                                                  ===========      ===========

        Daily Average Shares Outstanding           40,939,442       40,939,442
        Shares Assumed Issued for Stock Options       395,130          395,130
                                                  -----------      -----------
                                                   41,334,572       41,334,572
                                                  ===========      ===========

        Earnings Per Common Share and
          Common Share Equivalents                      $2.39            $2.39
                                                  ===========      ===========


        1995
        ----
        Net Income                                $89,716,000      $89,716,000
                                                  ===========      ===========

        Daily Average Shares Outstanding           41,730,453       41,730,453
        Shares Assumed Issued for Stock Options       339,939          380,520
                                                  -----------      -----------
                                                   42,070,392       42,110,973
                                                  ===========      ===========

        Earnings Per Common Share and
          Common Share Equivalents                      $2.13            $2.13
                                                  ===========      ===========

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